FOR IMMEDIATE RELEASE

Contact: Kyle Stults
Investor Relations
(410) 740-0081

MARTEK ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

REVENUES OF $62.9 MILLION; NET INCOME OF $5.6 MILLION, OR $0.17 PER SHARE

NON-GAAP NET INCOME OF $6.2 MILLION, OR $0.19 PER SHARE, EXCLUDING
EQUITY-BASED COMPENSATION EXPENSES

COLUMBIA, MD. – March 7, 2006: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the first quarter of fiscal 06 (1st Qtr 06), which ended January 31, 2006. For the 1st Qtr 06, revenues of $62.9 million were achieved compared to $66.5 million for the first quarter of fiscal 05 (1st Qtr 05). For the 1st Qtr 06, Martek generated net income of $5.6 million, or $0.17 per diluted share compared to net income of $7.1 million, or $0.23 per diluted share for the 1st Qtr 05. The 1st Qtr 06 earnings include equity-based compensation expenses of approximately $1.0 million resulting from the Company’s adoption of SFAS 123R. If these non-cash compensation expenses were excluded, net of their income tax effects, the Company’s net income on a non-GAAP basis would have been $6.2 million or $0.19 per diluted share for the 1st Qtr 06 (see reconciliation to GAAP measure below).

“Martek’s first quarter revenues and earnings exceeded earlier expectations despite the adoption of the new stock option accounting rules. Recent improvements in our core business and developments in the food area position the Company well for the rest of 06 and beyond,” stated Henry “Pete” Linsert, Jr., Chief Executive Officer of Martek.

1st Qtr Consolidated Financial Results

Total revenues for the 1st Qtr 06 were $62.9 million, a decline from the $66.5 million for the 1st Qtr 05, which reflected the previously disclosed build-up of inventory by certain customers. Revenues for the 1st Qtr 06 grew 12% or $6.9 million compared to revenues of $56.0 million achieved in the fourth quarter of fiscal 2005. This sequential quarter growth is primarily due to increased sales to the Company’s core infant formula customers which Martek believes to have been generated from higher sales by our customers in new and existing international markets, as well as modest increases in their domestic sales.

Gross margin percentage for the 1st Qtr 06 was 39% compared to 41% for the 1st Qtr 05. Cost of product sales as a percentage of product sales for the 1st Qtr 06 was unchanged at 57% (43% gross profit on product sales) compared to the 1st Qtr 05. The decline in overall gross margin percentage is due to idle capacity costs in the current quarter of $1.7 million as well as slightly lower contract manufacturing margins. Idle capacity costs represent certain fixed period costs associated with underutilized manufacturing capacity and are expected to continue until higher revenue and related production activities are realized in the future. The capacity is required by Martek in its marketing efforts to large food and beverage companies.

Research and development expenses in the 1st Qtr 06 were $5.5 million, an increase of $700,000 from the 1st Qtr 05. Research and development expenses in the 1st Qtr 06 include non-cash equity-based compensation charges of $400,000. The remaining increase was due primarily to additional costs incurred by the Company on clinical studies focusing on the cognitive benefits of DHA.

Selling, general and administrative expenses were $9.9 million in the 1st Qtr 06, an increase of $1.7 million from the 1st Qtr 05. These expenses for the 1st Qtr 06 include non-cash equity-based (stock options) compensation charges of $600,000. The remaining increase was due to higher personnel costs associated with increased management compensation in lieu of stock options, and costs associated with Sarbanes-Oxley Act compliance.

Other operating expenses totaled $41,000 in the 1st Qtr 06, a decrease from the $3.5 million incurred in 1st Qtr 05. These costs were significantly lower in the 1st Qtr 06 compared to the 1st Qtr 05 as production start-up costs incurred by Martek have greatly diminished as a result of the completion in late 2005 of the Kingstree facility expansion.

Income before income taxes was $8.8 million in the 1st Qtr 06 compared to income before income taxes of $11.1 million in the 1st Qtr 05. Net interest expense of $500,000 was recognized in the 1st Qtr 06 as capitalization of interest costs has largely ceased with the completion of the Kingstree expansion. Net income of $5.6 million, or $0.17 per diluted share, was realized in the 1st Qtr 06 compared to net income of $7.1 million, or $0.23 per diluted share, realized in the 1st Qtr 05. If the non-cash compensation expenses of approximately $1.0 million resulting from the Company’s adoption of SFAS 123R were excluded, net of their income tax benefits, the Company’s net income on a non-GAAP basis would have been $6.2 million, or $0.19 per diluted share for the 1st Qtr 06 (see reconciliation to GAAP measure below).

Recent Highlights

•	Martek DHA™ Featured in Soymilk for First Time in the U.S. – In February 2006, the Company and Odwalla, Inc. announced that Odwalla will launch Odwalla Soymilk which features Martek DHA™. Odwalla Soymilk is the first soymilk in the United States to contain DHA. With 32 mg of Martek’s vegetarian source DHA per 8 fl. oz. serving, which is 20% of the 160 mg Daily Value for DHA, Odwalla Soymilk is considered an excellent source of DHA.

•	Martek DHA™ Included in New Prescription Prenatal Vitamin – In January 2006, Mission Pharmacal introduced CITRACAL® Prenatal + DHA, a prenatal vitamin co-packed with 250mg of Martek DHA™.

•	New Infant Formula Licensee – Infant formula company Medici Medical Ltd. has recently signed a license agreement for the use of Martek’s DHA and ARA in infant formula in Israel.

•	New Organic Infant Formula with Martek DHA™ — PBM Products recently announced it had partnered with Wal-Mart to launch new Parent’s Choice™ ORGANIC Infant Formula with a blend of Martek’s DHA and ARA, the key fatty acids in brain development. The infant formula is certified Organic by Quality Assurance International in accordance with USDA regulations.

•	Martek DHA™ Logo on Additional Products – A variety of new products have been launched that include the Martek DHA™ logo. Most recently, certain Bright Beginnings™ and Target™ (private label) infant formulas and PBM Products’ GlucoBurst™ diabetic drink now include the Martek DHA™ logo. In addition, the CITRACAL® Prenatal + DHA and Odwalla Soymilk products noted above include, or upon launch will include, the Martek DHA™ logo.

Reconciliation of GAAP to Non-GAAP Net Income

The Company makes reference in this release to non-GAAP presentations of net income and earnings per share which exclude non-cash, equity-based compensation expenses. The exclusion of such amounts was formerly permitted under GAAP but is now inconsistent with GAAP as a result of the Company’s adoption of SFAS 123R. We are providing this information to assist investors in comparing the results of the current period to those in the prior year periods when these amounts were excluded under GAAP. We caution investors, however, that these non-GAAP results should only be considered in addition to results that are reported under current GAAP and should not be considered as a substitute for results that are presented under GAAP. Following is a schedule showing the reconciliation of net income reported under GAAP to the non-GAAP financial measure included herein:

	Three months ended January 31,
	2006	2005
Net income, as reported under GAAP	$5,583	$7,072
Add: Equity-based compensation resulting from
the adoption
of SFAS 123R in fiscal 2006	988	—
Deduct: Tax benefit of equity-based compensation	(361)	—

Non-GAAP net income measure	$6,210	$7,072

Investor Conference Call Webcast

Investors may listen to Martek’s management discuss the Company’s quarterly and annual earnings and other current business issues on Tuesday, March 7, 2006 at 4:45 p.m. Eastern Time by accessing Martek’s website at www.martekbio.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions. The webcast will be available for replay through the close of business on April 7, 2006.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) expectations regarding, growth in and size of the food and beverage market, customer stocking and destocking of inventory, customer penetration levels and expansion initiatives, future revenue and profit trends and product introductions; and (2) expectations regarding future efficiencies in manufacturing processes and the costs of production of nutritional oils and purchase of third-party manufactured oils. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A to the Company’s Form 10-K/A for the fiscal year ended October 31, 2005 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces Martek DHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula, and supplements, and ARA (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Condensed Consolidated Statements of Income Data

	Three months ended January 31,
	2006	2005
Revenues:
Product sales	$60,497	$63,111
Contract manufacturing sales	2,395	3,378

Total revenues	62,892	66,489

Cost of revenues:
Cost of product sales	34,467	36,102
Cost of contract manufacturing sales	2,039	2,804
Idle capacity costs	1,703	—

Total cost of revenues	38,209	38,906

Gross margin	24,683	27,583

Operating expenses:
Research and development (1)	5,480	4,816
Selling, general and administrative (1)	9,867	8,145
Other operating expenses	41	3,485

Total operating expenses	15,388	16,446

Income from operations	9,295	11,137
Interest expense, net	(501)	—

Income before income taxes	8,794	11,137
Income tax provision (1)	3,211	4,065

Net income	$5,583	$7,072

Basic earnings per share	$0.17	$0.24

Diluted earnings per share	$0.17	$0.23

Shares used in computing basic earnings per share	32,055,930	29,614,831
Shares used in computing diluted earnings per share	32,431,559	30,577,066
(1) Includes the following amounts related to equity-based
compensation expense:
Research and development	$352	$—
Selling, general and administrative	636	—
Income tax provision	(361)	—

Condensed Consolidated Balance Sheets Data

	January 31,	October 31,
	2006	2005
Assets:
Cash, cash equivalents and short-term investments	$36,685	$33,347
Accounts receivable, net	36,838	27,603
Inventories, net	96,948	91,535
Other current assets	8,482	5,929
Property, plant and equipment, net	289,749	290,733
Long-term deferred tax asset	44,990	48,201
Goodwill and other long-term assets, net	82,239	81,137

Total assets	$595,931	$578,485

Liabilities and stockholders’ equity:
Current liabilities	$36,204	$34,206
Non-current liabilities	82,823	75,074
Stockholders' equity	476,904	469,205

Total liabilities and stockholders’ equity	$595,931	$578,485

Condensed Consolidated Cash Flow Data

	Three months ended January 31,
	2006	2005
Operating activities:
Net income	$5,583	$7,072
Non-cash items	8,271	8,109
Changes in operating assets and liabilities, net	(13,676)	(16,654)

Net cash provided by (used in) operating activities	178	(1,473)

Investing activities:
Expenditures for property, plant and equipment	(2,415)	(26,316)
Other investing activities, net	(880)	3,734

Net cash used in investing activities	(3,295)	(22,582)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(2,252)	(4,138)
Borrowings (repayments) under revolving credit facility, net	8,000	(30,000)
Proceeds from common stock and stock options, net	707	83,090

Net cash provided by financing activities	6,455	48,952

Net change in cash, cash equivalents and short-term investments	3,338	24,897
Cash, cash equivalents and short-term investments, beginning of period	33,347	42,650

Cash, cash equivalents and short-term investments, end of period	$36,685	$67,547